EXHIBIT 99.1

N E W S   R E L E A S E

FOR IMMEDIATE RELEASE

Contacts:

CryoLife D. Ashley Lee Executive Vice President, Chief Financial Officer and Chief Operating Officer Phone: 770-419-3355	The Ruth Group Nick Laudico / Zack Kubow 646-536-7030 / 7020 nlaudico@theruthgroup.com zkubow@theruthgroup.com

CryoLife Fourth Quarter Revenues Increase 5 Percent to

$37.2 Million; Full Year Revenues Increase 3 Percent to $144.6 Million

Financial and Recent Highlights:

•	Product revenues grew 12 percent for the quarter and 7 percent for the full year
•	BioGlue® revenues grew 11 percent for the quarter and 7 percent for the full year
•	HeRO® revenues grew 10 percent for the quarter and 24 percent for the full year
•	PerClot® revenues grew 52 percent for the quarter and 23 percent for the full year
•	Tissue processing revenues decreased 4 percent for the quarter and 3 percent for the full year
•	Launched ProCol® and PhotoFix™
•	On track to begin enrollment in PerClot IDE clinical trial in the first quarter of 2015

ATLANTA, GA – (February 17, 2015) – CryoLife, Inc. (NYSE: CRY), a leading medical device and tissue processing company focused on cardiac and vascular surgery, announced today its results for the fourth quarter and full year of 2014.  Revenues for the fourth quarter of 2014 increased 5 percent to $37.2 million compared to $35.5 million for the fourth quarter of 2013.  Revenues for the full year of 2014 increased 3 percent to $144.6 million compared to $140.8 million for the full year of 2013.

Pat Mackin,  President and Chief Executive Officer, said, “CryoLife had a solid fourth quarter, with double-digit revenue growth for our key medical device products, partially offset by a decline in tissue processing revenues.  During the quarter we launched ProCol, followed by the launch of PhotoFix in January,  adding two new key products that further leverage our sales force and strong customer relationships.  We also made good progress with our pipeline initiatives and remain positioned to begin enrollment in the PerClot IDE clinical trial during the first quarter of 2015.  Outside of the U.S., we remain on track with our regulatory efforts to expand the indication for BioGlue in Japan later in 2015. Altogether, this puts us in a good position in the long-term to significantly expand our higher margin medical device revenues, which continue to represent a larger mix of our overall business.”

Mr. Mackin continued, “In 2015 we are investing in several strategic initiatives to enhance the long-term growth and margin expansion potential of our business. This includes the PerClot IDE trial, enhanced quality and regulatory controls for our tissue processing business, and plans to transition to a direct sales organization in one of our European territories. We also have ongoing litigation regarding PerClot that we believe is important to protect our investments in the IDE trial and future market opportunities. While these initiatives will impact our revenue growth and profitability in 2015, we believe they strongly position the Company for improved performance beginning in 2016.”

Net income for the fourth quarter of 2014 was $1.8 million, or $0.06 per basic and per fully diluted common share, compared to net income of $9.0 million, or $0.33 per basic and $0.31 per fully diluted common share, for the fourth quarter of 2013.    Excluding certain items as shown in the schedules below, proforma non-GAAP fully diluted earnings per share was $0.04 in the fourth quarter of 2014, compared to $0.07 in the fourth quarter of 2013.

Net income for the full year of 2014 was $7.3 million, or $0.26 per basic and $0.25 per fully diluted common share, compared to net income of $16.2 million, or $0.59 per basic and $0.57 per fully diluted common share, for the full year of 2013.    Excluding certain items as shown in the schedules below, proforma non-GAAP fully diluted earnings per share was $0.18 for the full year of 2014, compared to $0.33 in 2013.

Product revenues were $21.7 million for the fourth quarter of 2014, up 12 percent from $19.4 million in the fourth quarter of 2013.    Product revenues were $81.9 million for the full year of 2014, up 7 percent from $76.2 million in the full year of 2013.

Surgical sealant and hemostat revenues, which consisted primarily of sales of BioGlue and PerClot, were $17.6 million for the fourth quarter of 2014 compared to $15.6 million for the fourth quarter of 2013, an increase of 13 percent.  Surgical sealant and hemostat revenues were $66.4 million for the full year of 2014 compared to $61.5 million for the full year of 2013, an increase of 8 percent.  The increase in surgical sealant and hemostat revenues for the fourth quarter and full year of 2014 was due to an increase in BioGlue unit shipments into both domestic and international markets,  and to a lesser extent, an increase in BioGlue average sales prices and an increase in PerClot unit shipments.

HeRO Graft revenues were $1.8 million for the fourth quarter of 2014 compared to $1.7 million in the fourth quarter of 2013, an increase of 10 percent.  HeRO Graft revenues were $7.1 million for the full year of 2014 compared to $5.7 million for the full year of 2013, an increase of 24 percent.

CardioGenesis cardiac laser therapy revenues were $2.2 million for the fourth quarter of 2014 compared to $2.1 million for the fourth quarter of 2013.  Cardiac laser therapy revenues were $8.2 million for the full year of 2014 compared to $9.0 million for the full year of 2013.  The increase in cardiac laser therapy revenues for the fourth quarter of 2014 was primarily due to an increase in handpiece shipments, partially offset by a decrease in laser console shipments, while the decrease in the full year of 2014 was primarily due to a decrease in laser console and handpiece shipments.

Preservation services revenues were  $15.5 million for the fourth quarter of 2014 compared to $16.1 million for the fourth quarter of 2013, a decrease of 4 percent.  Cardiac preservation service revenues for the fourth quarter of 2014 were flat compared to the fourth quarter of 2013 and included a decrease in unit shipments, offset by an increase in average service fees.  Vascular preservation services revenues decreased 7 percent for the fourth quarter of 2014 compared to the fourth quarter of 2013 due to decreases in unit shipments of vascular tissues, partially offset by an increase in average service fees.

Preservation services revenues were  $62.8 million for the full year of 2014 compared to $64.5 million for the full year of 2013, a decrease of 3 percent.  Cardiac preservation service revenues in the full year of 2014 were flat compared to the full year of 2013 and included a decrease in unit shipments of cardiac grafts, offset by an increase in average service fees.  Vascular preservation services revenues decreased 5 percent for the full year of 2014 compared to the full year of 2013 due to a decrease in unit shipments of vascular grafts, partially offset by an increase in average service fees.

Total gross margins were 61 percent in the fourth quarter of 2014 compared to 63 percent in the fourth quarter of 2013.    Product gross margins were 77 percent for the fourth quarters of 2014 and 2013.    Preservation services gross margins were 39 percent and 46 percent in the fourth quarters of 2014 and 2013, respectively.

Total gross margins were 63 percent and 64 percent in the full year of 2014 and 2013, respectively.    Product gross margins were 79 percent and 80 percent for the full year of 2014 and 2013, respectively.    Preservation services gross margins were 42 percent and 45 percent in the full year of 2014 and 2013, respectively.   The decrease in preservation services gross margin was primarily related to lower processing throughput of tissues, increased compliance and personnel costs, and an increase in the cost of materials for tissues shipped during the fourth quarter and full year of 2014.

General, administrative, and marketing expenses for the fourth quarters of 2014 and 2013 were $18.6 million and $16.7 million, respectively.    General, administrative, and marketing expenses for the full year of 2014 and 2013 were $73.8 million and $68.1 million, respectively.  General, administrative, and marketing expenses for the fourth quarter and full year of 2014 included approximately $565,000 and $2.0 million, respectively, in pretax compensation charges related to personnel changes.

Research and development expenses were $2.1 million and $2.5 million for the fourth quarters of 2014 and 2013, respectively.  Research and development expenses were $8.7 million and $8.5 million for the full year of 2014 and 2013, respectively.  Research and development spending in 2014 was focused on PerClot, tissue processing,  and BioGlue and BioFoam®.

For the full year of 2014, the Company purchased 585,000 shares of its common stock under the repurchase program that expired in October 2014 at an average price of $9.55 per share, resulting in aggregate purchases of $5.6 million.

As of December 31,  2014, the Company had $39.3 million in cash, cash equivalents, and restricted cash and securities, compared to $43.0 million at December 31, 2013.  Of this $39.3 million in cash, cash equivalents, and restricted cash and securities, $5.9 million was designated as restricted cash and securities, primarily due to a financial covenant requirement under the Company’s credit agreement.  The Company’s net cash flows provided by operations were $4.8 million for the fourth quarter of 2014 compared to $5.5 million for the fourth quarter of 2013.  The Company’s net cash flows provided by operations were $8.1 million for the full year of 2014 compared to $16.8 million for the full year of 2013.

The Company’s initial 2015 financial guidance is summarized below.

2015 Financial Guidance Summary
Total revenues	$151 million - $153 million 4% - 6% increase
Product revenues	Mid-single digits % increase
Tissue processing revenues	Low-single digits % increase
Gross margins	Approximately 60%
R&D expenses	$13.0 million - $14.0 million
Earnings (loss) per share	$(0.03) – breakeven

Earnings per share guidance does not include expenses related to future business development activities, which cannot currently be estimated.

The Company’s financial guidance for the full year of fiscal 2015 is subject to the risks described below in the last paragraph of this press release, prior to the financial tables.

Webcast and Conference Call Information

The Company will hold a teleconference call and live webcast today at 8:00 a.m. Eastern Time to discuss the results followed by a question and answer session hosted by Mr. Mackin.

To listen to the live teleconference, please dial 201-689-8261 a few minutes prior to 8:00 a.m.  A replay of the teleconference will be available February 17 through February 24 and can be accessed by calling (toll free) 877-660-6853 or 201-612-7415.  The conference number for the replay is 13600732.

The live webcast and replay can be accessed by going to the Investor Relations section of the CryoLife Web site at www.cryolife.com and selecting the heading Webcasts & Presentations.

About CryoLife, Inc.

CryoLife, Inc. is a leader in medical device manufacturing and distribution and in the processing and distribution of implantable living human tissues for use in cardiac and vascular surgeries.  It operates throughout the U.S. and internationally.  CryoLife manufactures and distributes BioGlue® Surgical Adhesive, an FDA-approved adjunct to sutures and staples for use in adult patients in open surgical repair of large vessels.  BioGlue is also CE marked in Europe for use in soft tissue repair and has received additional marketing approvals in several other countries throughout the world.  CryoLife’s BioFoam® Surgical Matrix is CE marked in Europe for use as an adjunct to hemostasis in cardiovascular surgery and on abdominal parenchymal tissues (liver and spleen) when control of bleeding by ligature or conventional methods is ineffective or impractical.  CryoLife distributes

PerClot®, a powdered hemostat, in Europe and other select international countries.  CryoLife has received FDA 510(k) clearance for PerClot Topical, which is being marketed in the U.S. primarily for use in ENT applications, and is conducting a pivotal clinical trial in the U.S. for potential FDA approval of the surgical version of PerClot.  CryoLife’s CardioGenesis cardiac laser therapy product line, which includes a laser console system and single-use, fiber-optic handpieces, is used in the treatment of coronary artery disease for severe angina, to perform a surgical procedure known as Transmyocardial Revascularization (TMR).  CryoLife markets the HeRO® Graft, which is a solution for end-stage renal disease in certain hemodialysis patients.  CryoLife distributes ProCol®, a natural biological graft derived from a bovine mesenteric vein that provides vascular access for end-stage renal disease hemodialysis patients, which is approved for sale in the U.S.  CryoLife also distributes PhotoFixTM Decellularized Bovine Pericardium, a proven, clinically effective tissue substitute that has undergone a dye-mediated photo-oxidation fixation process, is biocompatible without toxicity, and is derived from bovine pericardium, a material known for reliable consistency and strength with handling characteristics similar to autologous pericardium.  CryoLife’s CryoValve® SG pulmonary heart valve, processed using CryoLife’s proprietary SynerGraft® technology, has FDA 510(k) clearance for the replacement of diseased, damaged, malformed, or malfunctioning native or prosthetic pulmonary valves.  CryoLife’s CryoPatch® SG pulmonary cardiac patch has FDA 510(k) clearance for the repair or reconstruction of the right ventricular outflow tract (RVOT), which is a surgery commonly performed in children with congenital heart defects.

For additional information about the company, visit CryoLife’s website:

http://www.cryolife.com.

Statements made in this press release and during the accompanying earnings webcast that look forward in time or that express management’s beliefs, expectations, or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements reflect the views of management at the time such statements are made and are subject to a number of risks, uncertainties, estimates, and assumptions that may cause actual results to differ materially from current expectations.  These statements include those regarding: our 2015 strategic initiatives, and the potential timing and benefits of such initiatives, including the PerClot IDE clinical trial, enhanced quality and regulatory controls for our tissue processing business, and plans to transition to a direct sales organization in a major European market; our plans and expectations related to ProCol, PhotoFix, PerClot Topical and our other products, including the benefits of such products; our expectations with respect to the PerClot IDE clinical trial and the expansion of the indication for BioGlue in Japan; our beliefs regarding the PerClot litigation; the potential timing of FDA approval of the surgical version of PerClot; our expectations related to the FDA’s re-inspection of our quality systems and processes; our plans and strategies, including opportunities related to the growth of tissue processing gross margins and the development of a strategic 5-year plan; and our anticipated performance for fiscal 2015 and fiscal 2016. The risks and uncertainties affecting these statements include that: the success of efforts related to any of our product lines and tissues is subject to many significant risks and factors beyond our control, including general economic conditions, physician and patient acceptance of our products and tissues, our potential inability to maintain reimbursement approvals and maintain and expand reimbursement rates, and regulatory approvals; competing products may be introduced into the market that may materially affect sales growth for our products; our anticipated performance for fiscal 2015 and fiscal 2016 is subject to the general risks associated with our business, which, in addition to those discussed above, include that we are significantly dependent on our revenues from BioGlue and are subject to a variety of risks affecting this product, including the risk that BioGlue may be the subject of adverse developments with regard to its safety, efficacy, or reimbursement practices; competitors have obtained FDA approval for indications in which BioGlue has been used off-label and for which we cannot market BioGlue; we may not receive expanded approval for BioGlue in Japan in the timeframe anticipated or at all, which could materially adversely affect our ability to realize our marketing strategies to grow revenues in the Asia-Pacific region and overall; we have taken certain corrective actions and have proposed to the FDA other corrective actions in response to the Forms 483 and a Warning Letter received from the FDA related to the manufacture of medical devices and our processing, preservation, and distribution of human tissue; however, the FDA may determine that our corrective actions have not adequately addressed the issues raised in the Forms 483 or Warning Letter; if we have failed to adequately address the concerns raised by the FDA, we could be subject to additional regulatory action by the FDA, including recalls, injunctions, or legal action, and further actions required to be taken in response to such actions could adversely affect the availability of our products and tissues and our cost structure; the FDA has indicated that it is considering regulating our CryoValve SG pulmonary valve tissue as a class III medical device, and its advisory committee panel has voted in favor of such classification, which could ultimately negatively impact revenues from and negatively impact the profitability of our cardiac tissues ; there is no guarantee that the FDA will approve the surgical version of PerClot for distribution in the U.S. in accordance with our expected timeframe, or at all; clinical trials are subject to a number of risks, including unanticipated reactions or results, delays, and cost overages, and we may ultimately be unsuccessful in our clinical trials; there is no guarantee that we will be able to attain the levels of revenue and profitability that we anticipate for the surgical version of PerClot and/or PerClot Topical; our litigation against C.R. Bard, Inc. and certain of its subsidiaries will be expensive, and it may continue for longer and be costlier than we anticipate; legal costs and the timing of their incurrence are difficult to predict with any degree of certainty, we may incur costs associated with the action earlier or later than we anticipate, and there is no guarantee that we will ultimately prevail at the preliminary injunction and/or trial stages of the litigation; if we do not prevail in such action, or if C.R. Bard obtains an injunction, we may be prohibited from selling PerClot in the U.S., or we may have to pay substantial royalties or damages when we sell PerClot in the U.S.; our ability to fully realize our investment in our agreements with Starch Medical, Inc. is dependent on our ability to sell PerClot in the U.S. for a reasonable rate of return, which may be materially negatively impacted by any royalty that we might be required to pay; we may experience currently unforeseen difficulties related to our ability to successfully market and distribute ProCol and PhotoFix; our beliefs regarding the market opportunities for ProCol and PhotoFix may be incorrect, and even if correct, there is no guarantee that we will successfully grow ProCol and PhotoFix sales or fully realize the potential benefits of any clinical advantages of these products; integration efforts with respect to newly acquired products may be more costly and take longer than expected; we may receive impaired materials or supplies that do not meet our standards; the recall of materials or supplies by our vendors or our inability to obtain necessary materials and supplies due to vendor supply disruptions, our inability to secure supply contracts, or insufficient supplier diversification could have a material, adverse effect on our business; our sales are affected by challenging domestic and international economic conditions and their constraining effects on hospital budgets; healthcare policy changes may have a material, adverse effect on our business; key growth strategies may not generate the benefits we anticipate; we may not be successful in obtaining necessary clinical results and regulatory approvals for services and products in development; uncertainties related to patents and protection of proprietary technology may adversely affect the value of our intellectual property or may result in our payment of significant monetary damages and/or royalty payments, negatively affecting our ability to sell current or future products, or prohibiting us from enforcing our patent and other proprietary technology rights against others; we are dependent on the availability of sufficient quantities of tissue from human donors; consolidation in the healthcare industry could continue to result in demands for price concessions, limits on the use of our products and tissues, and limitations on our ability to sell to certain of our significant market segments; the success of many of our products and tissues depends upon strong relationships with physicians; our existing insurance policies may not be sufficient, and we may be unable to obtain insurance in the future; our credit facility limits our ability to pursue significant acquisitions and increase our cash dividend, and also may limit our ability to borrow; continued fluctuation of foreign currencies relative to the U.S. dollar could materially, adversely affect our business; rapid technological change could cause our products and services to become obsolete; we are dependent on key personnel; our expectations regarding earnings per share for 2015 include anticipated 2015 expenses for research and development; if research and development expenses are higher than expected, our actual 2015 earnings per share would be lower than projected; to the extent that we engage in significant litigation or acquisition activities (including litigation against C.R. Bard) and/or if our litigation expenses associated with the litigation against C.R. Bard exceed the amount currently included in our guidance projections, our 2015 expenses and earnings per share could be significantly negatively affected.  These risks and uncertainties include the risk factors detailed in our Securities and Exchange Commission filings, including our Form 10-K for the year ended December 31, 2013 and our Form 10-K for the year ended December 31, 2014, which we intend to file shortly, and our subsequent filings with the SEC. CryoLife does not undertake to update its forward-looking statements.

CRYOLIFE, INC. AND SUBSIDIARIES

Financial Highlights

(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013

Revenues:
Products	$21,673	$19,370	$81,883	$76,194
Preservation services	15,478	16,087	62,758	64,498
Other	--	--	--	71
Total revenues	37,151	35,457	144,641	140,763

Cost of products and preservation services:
Products	5,068	4,417	17,167	15,147
Preservation services	9,448	8,758	36,183	35,230
Total cost of products and preservation
services	14,516	13,175	53,350	50,377

Gross margin	22,635	22,282	91,291	90,386

Operating expenses:
General, administrative, and marketing	18,638	16,671	73,754	68,112
Research and development	2,092	2,478	8,699	8,454
Total operating expenses	20,730	19,149	82,453	76,566

Operating income	1,905	3,133	8,838	13,820

Interest expense	65	(88)	175	71
Interest income	(1)	(1)	(50)	(4)
Gain on sale of Medafor investment	(530)	(12,742)	(530)	(12,742)
Other than temporary investment impairment	--	3,229	--	3,229
Other expense (income), net	746	(146)	540	(26)

Income before income taxes	1,625	12,881	8,703	23,292
Income tax (benefit) expense	(151)	3,855	1,381	7,120

Net income	$1,776	$9,026	$7,322	$16,172

Income per common share:
Basic	$0.06	$0.33	$0.26	$0.59
Diluted	$0.06	$0.31	$0.25	$0.57

Dividends declared per common share	$0.030	$0.028	$0.118	$0.108

Weighted-average common shares outstanding:
Basic	27,273	27,097	27,379	26,885
Diluted	28,238	28,208	28,313	27,698

CRYOLIFE, INC. AND SUBSIDIARIES

Financial Highlights

(In thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013

Products:
BioGlue and BioFoam	$16,346	$14,766	$62,091	$58,004
PerClot	1,232	808	4,289	3,494
CardioGenesis cardiac laser therapy	2,151	2,128	8,225	8,965
HeRO Graft	1,827	1,668	7,131	5,731
ProCol	117	--	147	--
Total products	21,673	19,370	81,883	76,194
Preservation services:
Cardiac tissue	7,456	7,488	29,437	29,523
Vascular tissue	8,022	8,599	33,321	34,975
Total preservation services	15,478	16,087	62,758	64,498

Other	--	--	--	71
Total revenues	$37,151	$35,457	$144,641	$140,763

Revenues:
U.S.	$27,931	$27,773	$110,533	$109,325
International	9,220	7,684	34,108	31,438
Total revenues	$37,151	$35,457	$144,641	$140,763

	December 31,	December 31,
	2014	2013

Cash, cash equivalents, and restricted cash and securities	$39,259	$42,993
Total current assets	106,028	106,327
Total assets	176,157	174,683
Total current liabilities	20,627	20,722
Total liabilities	27,472	29,936
Shareholders’ equity	148,685	144,747

CRYOLIFE, INC. AND SUBSIDIARIES

Reconciliation of

Non-GAAP Adjusted Net Income and Adjusted Income per Common Share – Diluted

(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
GAAP:
Income before income taxes	$1,625	$12,881	$8,703	$23,292
Income tax (benefit) expense	(151)	3,855	1,381	7,120
Net income	$1,776	$9,026	$7,322	$16,172

Diluted income per common share:	$0.06	$0.31	$0.25	$0.57

Diluted weighted-average common
shares outstanding:	28,238	28,208	28,313	27,698

Reconciliation excluding items:

Income before income taxes, GAAP	$1,625	$12,881	$8,703	$23,292
Excluding:
Allowance for uncollectable notes receivable	2,000	--	2,000	--
Other than temporary investment impairment	--	3,229	--	3,229
Gain on contingent consideration	(1,392)	(74)	(1,884)	(28)
Gain on sale of Medafor investment	(530)	(12,742)	(530)	(12,742)
Expenses for business development and
integration	9	54	27	1,125
Adjusted income before income taxes,
non-GAAP	1,712	3,348	8,316	14,876

Income tax expense calculated at an
effective tax rate of 37% for the three
and twelve months	633	1,239	3,077	5,504
Adjusted net income, non-GAAP	$1,079	$2,109	$5,239	$9,372

Adjusted net income, non-GAAP allocated to
participating securities – diluted	29	46	115	192
Adjusted net income, non-GAAP
applicable to common shareholders
– diluted	$1,050	$2,063	$5,124	$9,180

Diluted adjusted income per common share,
non-GAAP:	$0.04	$0.07	$0.18	$0.33

Diluted-weighted average common
shares outstanding:	28,238	28,208	28,313	27,698

Investors should consider this non-GAAP information in addition to, and not as a substitute for, financial measures prepared in accordance with U.S. GAAP.  In addition, this non-GAAP financial information may not be the same as similar measures presented by other companies.  Non-GAAP adjusted net income and adjusted income per common share excludes the allowance for uncollectable notes receivable and other than temporary investment impairment related to ValveXchange, the gain on the contingent consideration related to the acquisition of Hemosphere, the gain on sale of Medafor investment, and expenses for business development activities, including the Company’s transaction and integration costs, primarily associated with the acquisition of Hemosphere. The above non-GAAP items have been calculated using an effective tax rate of 37% for all periods. The Company believes that this non-GAAP presentation provides useful information to investors regarding unusual non-operating transactions and the operating expense structure of the Company’s existing and recently acquired operations, without regard its ongoing efforts to acquire additional complementary products and businesses and the transaction expenses incurred in connection with recently acquired businesses. The Company does, however, expect to incur similar types of business development expenses in the future, and this non-GAAP financial information should not be viewed as a promise or indication that these types of expenses will not recur.